EXHIBIT 10.5

SYSCO CORPORATION
2013 LONG-TERM INCENTIVE PLAN

2017 RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (“Agreement”) was made and entered into as of November 16, 2017 (“Date of Grant”), by and between Sysco Corporation, a Delaware corporation (hereinafter “Sysco”), and ____________, a director of Sysco (hereinafter “Director”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Sysco has adopted, and Sysco’s stockholders have approved, the Sysco Corporation 2013 Long-Term Incentive Plan (the “Plan”), the purpose of which, among other things, is to promote the interests of Sysco and its stockholders by enhancing Sysco’s ability to attract and retain the services of experienced and knowledgeable directors and by encouraging such directors to acquire an increased proprietary interest in Sysco through the ownership of common stock, $1.00 par value, of Sysco (“Common Stock”); and

WHEREAS, the Board of Directors of Sysco has adopted the Sysco Corporation 2009 Board of Directors Stock Deferral Plan (the “Stock Deferral Plan”), the purpose of which is to provide its non-employee directors the opportunity to defer receipt of stock that would otherwise be transferred to them during their service on the Board of Directors of Sysco Corporation under the Plan in order to allow them to participate in the long-term success of Sysco and to promote a greater alignment of interests between the non-employee directors and the shareholders;

WHEREAS, the Plan provides that non-employee directors may receive awards of restricted shares of Sysco Common Stock and may defer the receipt of such shares under the Stock Deferral Plan; and

WHEREAS, Director desires to continue to serve on the Board of Directors of Sysco and to accept an award of restricted stock in accordance with the terms and provisions of the Plan and this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.	GRANT OF RESTRICTED SHARES; CONVERSION TO SHARE UNITS; VESTING

(a)    Grant of Restricted Shares. Sysco, as authorized by the Board of Directors, hereby grants to Director __________[full amount of grant] shares of restricted Common Stock pursuant to the provisions of the Plan.

(b)    Exchange for Share Units. Pursuant to Director’s Restricted Share Deferral Election (as defined in the Stock Deferral Plan), Director elected to defer receipt of 100% of the shares of restricted Common Stock granted during calendar year 2015. As a result, ______ shares of restricted Common Stock (the “Exchanged Shares”) granted to Director pursuant to paragraph 1(a) of this Agreement are hereby exchanged for Share Units (as defined in the Stock Deferral Plan) under the Stock Deferral Plan and the Director shall have no rights to receive the Exchanged Shares. The Director’s rights with respect to the Share Units received in exchange for the Exchanged Shares, as well as the terms and conditions of the Share Units, are those as described in the Stock Deferral Plan; provided, however, vesting of the Share Units and the rights to the Share Units upon Director’s Cessation of Service on the Board shall be determined under Section 1(c) and Section 2 of this Agreement, as applicable.

(c)    Vesting. The Share Units received in exchange for the Exchanged Shares shall be subject to vesting as follows:

(i)	One-hundred percent (100%) of the Share Units received in exchange for the Exchanged Shares shall vest on the first anniversary of the Date of Grant.

(ii)
Any unvested portion of the Share Units received in exchange for the Exchanged Shares shall vest upon the occurrence of a Change in Control. For purposes of this Agreement, “Change in Control” means that a person or persons who are acting together for the purpose of acquiring an equity interest in Sysco acquire beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 20% or more of the outstanding Common Stock.

2.	CESSATION OF SERVICE.

Except as set forth below and unless otherwise determined by the Board, if Director ceases to be a Non-Employee Director (as defined in the Plan) prior to the vesting of any portion of the Share Units received in exchange for the Exchanged Shares then Director shall forfeit the portion of the Share Units received in exchange for the Exchanged Shares which is not vested on the date he ceases to be a Non-Employee Director; provided, however, that unless otherwise determined by the Board, if (a) Director serves out his or her term but does not stand for re-election at the end thereof, or (b) Director shall retire from service on the Board (for reasons other than death) prior to the expiration of his or her term and on or after the date he or she attains age 71, Director’s Share Units received in exchange for the Exchanged Shares shall remain in effect and vest, as if Director had remained a Non-Employee Director of Sysco. Upon the death of Director, any unvested portion of the Share Units received in exchange for the Exchanged Shares shall vest.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Sysco Corporation

/s/ William J. DeLaney
By:    William J. DeLaney
Chief Executive Officer

DIRECTOR:

_________________________________________
Name: